EXHIBIT 99.1

FOR IMMEDIATE RELEASE

VNUE, INC. PARTNERS WITH PLEDGEMUSIC,

ACQUIRES ASSETS OF DISTRIBUTION PLATFORM SET.FM

NEW PARTNERSHIP WILL ENHANCE CONSUMER EXPERIENCE AND

EXPAND REVENUE OPPORTUNITIES FOR MUSICIANS

(October 17, 2017 – New York, NY) – VNUE Inc. (OTC: VNUE), the leader in recording live events and releasing experiential content to fans, has announced the acquisition of Set.fm from the global leading direct to fan platform PledgeMusic.

Under the agreement, VNUE will acquire the assets of the digital live music distribution platform Set.fm from PledgeMusic. Additionally, VNUE will present PledgeMusic North America’s full suite of tools allowing artists to sell music, merchandise and live experiences directly to fans, enhancing VNUE clients’ revenue opportunities.

VNUE, along with its exclusive licensee DiscLive, is the leader and pioneer in recording live concerts and releasing high quality products such as limited edition CD sets and USB drives to fans immediately after their performance. In the past 15 years, DiscLive and VNUE have worked with artists including Father John Misty, Blondie, Keith Urban, The Pixies, REO Speedwagon, 3 Doors Down, DEVO, Scott Stapp of Creed, Peter Frampton, Seether, Christina Perri, Bad Company, Good Charlotte, and many more.

Set.fm is a DIY platform that makes it easy for artists to record and sell their live shows directly to fans’ mobile devices, uploading simultaneously to their performance. The platform, which also features an innovative and easy-to-use studio app, already boasts thousands of artists and tens of thousands of fans using it. VNUE plans to update and improve the existing platform for indie artists and their fans, and to implement pro features for artists that VNUE and DiscLive produce.

PledgeMusic has a growing base of 3 million music fans directly engaging with the artists they love. The platform has launched more than 50,000 campaigns across a wide range of artists with inventive ways to connect with those fans, creating newfound revenue and strategic marketing and engagement opportunities.

“Our goal is to take success of Set.fm and further develop it into a truly professional platform that will work for the major artists for whom VNUE produces live recordings, and for up-and-coming indie artists alike,” said Zach Bair, CEO & Chairman of VNUE. “The addition of set.fm to our suite of product offerings creates a dynamic, scalable new platform for instant live recordings in that will be unparalleled in the direct-to-fan market. Our partnership with PledgeMusic as a whole is equally exciting, helping to drive increased opportunities and revenue for all of the artists involved in each of our respective platforms. We couldn’t be more energized to get it all going.” VNUE looks forward to expanding ways in which fans can engage and immerse themselves in captured content by working with PledgeMusic North America.

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“We are thrilled that Set.fm is with a partner in VNUE and DiscLive than can truly help capture and drive instant live recordings. We look forward to working with them on building campaigns across the North American market for the range of artists they work with” - Dominic Pandiscia, CEO PledgeMusic

For more information on VNUE, please visit: http://www.vnue.com/

About VNUE, Inc. (www.vnue.com)

VNUE, Inc., (OTC: VNUE) is a music technology company dedicated to further monetizing the live music experience for artists, labels, writers, publishers, and stakeholders by leveraging automation technology in the instant live space, and by identifying issues such as lack of transparency with performance rights organizations and solving this through innovation and our patent-pending solutions. VNUE is the exclusive licensor of DiscLive, the pioneer in “instant live” recording. The VNUE team is a group of technology entrepreneurs, artists, and songwriters who are passionate about the future of the industry and ensuring that the value of rights-holders is not lost in the context of new technology. The VNUE team includes DiscLive president Zach Bair and has produced live content and created experiential products for such artists and companies as Peter Frampton, Bad Company, Devo, Blondie, Wind Up Records, EMI, and Capitol Records. By (a) selling only live content through our platforms, including not only major and independent label content, but also our own “instant” live exclusive content, (b) processing and paying mechanical royalties on instant live content, and (c) ensuring proper accounting and payment to rights holders of material played in venues, VNUE has a perfect trifecta of solutions that will revolutionize the live music business.

About PledgeMusic

PledgeMusic is a global next-generation music company and direct-to-fan e-commerce platform dedicated to enabling artists to build communities, fund and pre-sell recordings, and provide unique experiences and exclusives throughout the entire music production and promotion lifecycle. The company has offices in New York, Los Angeles, London, and Nashville.

MEDIA CONTACTS:

For VNUE/DISCLIVE

Laurie Jakobsen – laurie@jaybirdcom.com

Kyle Wall – kyle@jaybirdcom.com

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